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                                                                    EXHIBIT 10.3

                             BEYOND.COM CORPORATION
                            3200 Patrick Henry Drive
                             Santa Clara, CA 95054

June 1, 2000

Mr. Ronald S. Smith
34 McKay Crescent
Unionville, Ontario
L3R 3M6


Re: Employment with Beyond.com Corporation

Dear Ron:

Beyond.com Corporation (the "Company") is pleased to offer you a position as Chief Executive Officer & President of the Company and a position on its Board of Directors, on the terms set forth in this letter agreement, effective upon your acceptance by execution of a counterpart copy of this letter where indicated below.

1. Reporting Duties and Responsibilities. In this position you will report to the Board of Directors of the Company. This offer is for a full time position, located at the offices of the Company, except as travel to other locations may be necessary to fulfill your responsibilities. Upon your acceptance of this offer to become the Company's Chief Executive Officer & President, the Board of Directors will elect you to fill a position on the Company's Board of Directors, and while you remain the Chief Executive Officer & President of the Company, the Board of Directors will continue to nominate you for a position on the Board of Directors of the Company; provided, however, if you do not commence employment with the Company (and assume your duties as Chief Executive Officer and President) due to a failure to receive the "authorization to work" as described in paragraphs 9 and 11 below and this offer letter is terminated, you agree to promptly resign as a member of the Company's Board of Directors.

2. Salary; Bonus; Benefits and Vacation. Your initial base salary will be $35,420 (in U.S. Dollars) per month, (an annualized rate of $425,000), less applicable tax withholdings. Your salary is subject to adjustment in good faith by the Company's Board of Directors, and is payable in accordance with the Company's customary payroll practice as in effect from time to time. You will also be eligible to earn an annual bonus in the amount of $300,000, payable quarterly,


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Ronald Smith                           2                              Beyond.com

based on the achievement of objectives which you and the Company's Board of Directors will mutually determine in good faith. The objectives for your first year will be determined promptly after your acceptance of this letter; objectives for future years will be determined promptly after the beginning of each fiscal year of the Company. Any additional bonus will be paid immediately following completion of each quarter of continued employment with the Company. You will also receive the highest standard benefits accorded the Company's executives under the Company's employee benefits package, and will be subject to the Company's vacation policy, as such package and policy is in effect from time to time.

3. Sign on Bonus. The company will pay you a one time sign on bonus of $100,000 within fifteen (15) days following your start date of full time employment.

4. Stock Options. On the date you become an employee of the Company, and subject to the Board of Directors approval, the Company will grant you an option to purchase 1,100,000 shares of the Company's Common Stock pursuant to the Company's stock option plan and standard stock option agreement. All options will have an exercise price that will be equal to the fair market value of the Company's Common Stock at the date of grant. The options will become exercisable over a four-year exercise schedule with 25% of the shares vesting at the end of your first twelve months of service, and with an additional 2.083% vesting per month thereafter, at the close of each month during which you remain employed with the Company. In the event that a change of control (defined to mean the Company is sold or is a party to a merger with another company resulting in the Company's shareholders immediately prior to such transaction owning less than 50% of the successor company's voting capital stock immediately following such transaction) occurs, 50% of the unvested options held by you will be immediately vested. The balance of the unvested options held by you will continue to vest under the original vesting schedule. In the event that such a change of control as described above occurs and Beyond.com stock is valued at or above $10.00 per share, 100% of the unvested options held by you will be immediately vested.

5. Living/Commute Expenses. The Company will provide reimbursement for reasonable living expenses in the Greater San Jose Area such as a one bedroom condominium along with reimbursement for commute/travel expenses for four roundtrips per month incurred between Ontario, Canada and the Greater San Jose area for the duration of your continued full time employment with Beyond.com.

6. Confidential Information. As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions, which will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers, and you have advised us that in connection with your employment by the Company you will not bring with you or otherwise use any such confidential or proprietary material.


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Ronald Smith                         3                            Beyond.com

7. Severance Payments/Acceleration upon Termination. For purposes of this Offer Letter and the related agreements governing the Options, any act by you involving fraud, willful malfeasance or similar wrongful acts, or willful and continuing neglect of your duties after notice of such, shall be grounds for you to be "Terminated For Cause". If you are terminated for any other reasons, you shall be deemed "Terminated Without Cause". If you are Terminated Without Cause, the Company will pay you as agreed upon severance a lump sum one time payment amount equal to twelve (12) months of your then base salary and annual bonus. You agree that the payments set forth in this Offer Letter constitute all payments that you shall be entitled to, and under any theory, in the event of any termination of employment. In the event you are terminated with or without cause at any time prior to your first year anniversary date, 275,000 shares of the Company's Common Stock will immediately vest. In the event you are terminated with or without cause (except for the reasons set forth in the first sentence of this paragraph) after your 12 month anniversary date up until 24 months after start of employment, the vesting period of all options held by you will be accelerated by twelve (12) months.

8. At-Will Employment. While we look forward to a long term relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time subject to the provisions of Paragraph 7 hereof. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

9. Authorization to Work. Because of Federal regulations adopted in the Immigration Reform and Control Act of 1986, you will need to present documentation demonstrating that you have authorization to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our human resources department.

10. Term of Offer. This offer will remain open until June 2, 2000. If you decide to accept our offer, and I hope that you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Upon your signature below, this will become our binding agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior agreements by you with the Company as to the specific subjects of this letter. This agreement will be binding upon and inure to the benefit of our respective successors and assigns, and your heirs, administrators and executors, will be governed by California law, and may only be amended in a writing signed by you and the Company.

11. Start Date. This offer is made with the understanding that you will be available to start employment with Beyond.com within seven (7) calendar days after receipt of your "authorization to work in the United States" and that the Company does undertake to reimburse you for legal and administration expenses, incurred by you for the sole purpose of applying for authorization to work in the United States.


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Ronald Smith                         4                            Beyond.com


Ron, we are excited and pleased to have you join the Beyond.com team. I am confident that we will successfully capitalize on our enormous market opportunity.

Sincerely,

/s/ WILLIAM S. MCKIERNAN
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William S. McKiernan
Chairman of the Board

Acknowledged, Accepted and Agreed             Date:

/s/ RONALD S. SMITH
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Ronald S. Smith